SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated October 1, 2007

of

ZALE CORPORATION

A Delaware Corporation

IRS Employer Identification No. 75-0675400

SEC File Number 001-04129

901 West Walnut Hill Lane

Irving, Texas  75038

(972) 580-4000

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-2(c))

Item 1.01.  Entry Into a Material Definitive Agreement

On September 27, 2007, Zale Corporation (the “Company”) announced that the Company, Zale Delaware, Inc. (“ZDel”) and TXDC, LP (together with ZDel, the “Sellers”) had entered into an Asset Purchase Agreement (the “Purchase Agreement”), dated as of September 27, 2007, with Finlay Enterprises, Inc. (the “Parent”) and Finlay Fine Jewelry Corporation (“Finlay”), pursuant to which Finlay will acquire and assume from the Sellers specified assets and liabilities that comprise the Bailey Banks & Biddle division of the Company, a chain of 70 jewelry retail stores (the “Division”), for a purchase price of $200,000,000, which may be subject to an adjustment at the closing, as well as post-closing adjustments in respect of (i) inventory, subject to a maximum payment by Finlay of $26 million, and (ii) certain liabilities and prepaid amounts.  Each of the Sellers has indemnity obligations under the Purchase Agreement.  As contemplated by the Purchase Agreement, Finlay and ZDel will enter into a Transition Services Agreement at the closing of the transaction pursuant to which ZDel will provide certain services for a transition period in exchange for a fee.

The transaction has been approved by the board of directors of each of the parties to the Purchase Agreement and is subject to customary closing conditions, including compliance with the requirements of the Hart-Scott-Rodino Act and the receipt of financing and third party consents.  No stockholder approvals are required.  The Purchase Agreement provides that the parties must close the transactions contemplated by the Purchase Agreement by November 16, 2007, unless they mutually agree to some later deadline.

The Company knows of no material relationship between the Company or the Sellers, on the one hand, and the Parent, Finlay or their affiliates, on the other hand, other than in respect of the Purchase Agreement.

On September 27, 2007, Finlay entered into a commitment letter (the “Commitment Letter”) to provide $550 million of financing for the transaction and to refinance existing indebtedness of the Parent.  The commitments are subject to various conditions, including but not limited to, an excess availability requirement providing that the total amount otherwise available to be borrowed under the revolving credit facility will not be less than $30 million and entry into mutually satisfactory definitive documentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION

Date: October 1, 2007	By:	/s/ Cynthia T. Gordon

Cynthia T. Gordon
Senior Vice President,
Controller
(Principal Accounting Officer
of the Registrant)